UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 17, 2012

LIGHTING SCIENCE GROUP CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-20354	23-2596710
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Building 2A, 1227 South Patrick Drive, Satellite Beach, FL 32937

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (321) 779-5520

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1—Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On December 17, 2012, Lighting Science Group Corporation, a Delaware corporation (the “Company”), issued a press release announcing that Jeremy Cage had been appointed to serve as the Company’s Chief Executive Officer. On November 29, 2012, the Company entered into an employment agreement (the “Employment Agreement”) with Mr. Cage, which will become effective as of January 2, 2013. The Employment Agreement has a four year term and will automatically renew for additional one year periods unless written notice of non-renewal is given by either the Company or Mr. Cage sixty (60) days prior to the renewal date.

The Employment Agreement provides that Mr. Cage is (i) entitled to an annual base salary of $400,000 (the “Base Salary”) and benefits generally available to other senior executives of the Company; (ii) eligible to receive a target annual bonus of up to 100% of the Base Salary, subject to satisfactory completion of performance metrics set by the board of directors of the Company (the “Board”) and (iii) eligible for an annual bonus that exceeds 100% of the Base Salary for exceptional performance by Mr. Cage and the Company during any bonus year.

Pursuant to the Employment Agreement, Mr. Cage is also entitled to a grant of 500,000 restricted shares of common stock of the Company (the “Restricted Stock”) and options to purchase up to an aggregate of 4,500,000 shares of common stock of the Company (the “Options”), each subject to the Company’s Amended and Restated Equity Based Compensation Plan. The Restricted Stock vests (i) in full upon the fourth (4th) anniversary following the execution of the Employment Agreement, provided that Mr. Cage remains employed by the Company through such date; (ii) in full upon the material diminution of duties or responsibilities or the termination of Mr. Cage’s employment after a “change of control” of the Company; or (iii) pro rata upon the termination of Mr. Cage’s employment without “cause,” by Mr. Cage for “good reason” or due to Mr. Cage’s death or “disability” (as each term is defined in the Employment Agreement”), which pro rata amount will be calculated based upon the number of months Mr. Cage has been employed by the Company at such time of termination divided by 48.

The Options vest (i) 25% on each anniversary of the execution of the Employment Agreement, provide that Mr. Cage remain employed by the Company as of such time; (ii) in full upon the material diminution of duties or responsibilities or the termination of Mr. Cage’s employment after a “change of control” of the Company, or (iii) pro rata upon the termination of Mr. Cage’s employment without “cause,” by Mr. Cage for “good reason” or due to Mr. Cage’s death or “disability,” which pro rata amount will be calculated based upon the number of months Mr. Cage has been employed by the Company at such time of termination divided by 48. The exercise price of the Options will be equal to the fair market value of the common stock on the date of grant.

If Mr. Cage’s employment is terminated by the Company without “cause,” or if he resigns for “good reason,” the Company would continue to pay him Base Salary for a period of twelve (12) months from the date of termination.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report and is incorporated herein by reference.

Section 5—Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

The information in Item 1.01 of this Current Report is incorporated herein by reference.

Mr. Cage, 48, holds a BA from Wabash College and has served as an executive at PepsiCo since December 2002. Most recently, Mr. Cage served as PepsiCo’s Senior Vice President of Global Snack Groups. He previously served as PepsiCo’s Senior Vice President of Innovation and Insights from September 2010 until September 2011, Chief Marketing Officer of International Foods from September 2008 until August 2010, and Vice President of Sabritas Snacks, Food & Beverage, and Consumer Insights from December 2002 until June 2007.

Effective January 2, 2013, in conjunction with the hiring of Mr. Cage as Chief Executive Officer of the Company, Brad Knight will resign from his position as interim Chief Executive Officer of the Company. Mr. Knight will continue to serve the Company as its Chief Operating Officer.

Section 7—Regulation FD

Item 7.01	Regulation FD Disclosure.

On December 17, 2012, the Company issued a press release. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Item 7.01 of this Current Report on Form 8-K (including Exhibit 99.1) is being furnished pursuant to Item 7.01 and shall not be deemed to be filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filing.

Section 9—Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The information in the Exhibit Index of this Current Report is incorporated into this Item 9.01(d) by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTING SCIENCE GROUP CORPORATION

Date: December 17, 2012	By:	/s/ Zvi Raskin
	Name:	Zvi Raskin
	Title:	General Counsel and Secretary

EXHIBIT INDEX

Number	Description of Exhibit
10.1	Employment Agreement, dated as of November 29, 2012, between Lighting Science Group Corporation and Jeremy Cage.

99.1	Press Release (furnished herewith pursuant to Item 7.01).